ANGEL OAK CAPITAL ADVISORS, LLC

CODE OF ETHICS

FEBRUARY 2013

ANGEL OAK CAPITAL ADVISORS, LLC

LIST OF APPENDICES

EXHIBIT 1 Code of Ethics Acknowledgment	Exhibit 1-1

EXHIBIT 2 Pre-Clearance Form for Transactions in Personal Account of Access Persons	Exhibit 2-1

EXHIBIT 3 Angel Oak’s Initial Holdings Report for Access Persons	Exhibit 3-1

EXHIBIT 4 Angel Oak’s Annual Holdings Report for Access Persons	Exhibit 4-1

EXHIBIT 5 Angel Oak’s Quarterly Transaction Report for Access Persons	Exhibit 5-1

EXHIBIT 6 Sample Broker Letter	Exhibit 6-1

EXHIBIT 7 Notification of Benefits/Gifts and Entertainment Given or Received from Third Parties in Excess of $350	Exhibit 7-1

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ANGEL OAK CAPITAL ADVISORS, LLC

I.	INTRODUCTION

This Code of Ethics (the “Code”) establishes rules of conduct for all Angel Oak Capital Advisors, LLC (“Angel Oak” or the “Firm”) employees, executive officers, consultants and vendors (as deemed applicable by the Chief Compliance Officer), and all other persons who are subject to Angel Oak’s supervision and control (collectively, “Access Persons”). The Code of Ethics is based on the principle that Angel Oak and its Access Persons owe a fiduciary duty to Angel Oak’s clients (client and fund are interchangeable herein). This requires all Angel Oak employees to conduct their affairs, including personal securities transactions, in such a manner as to (i) avoid serving their own personal interests ahead of clients, (ii) avoid taking inappropriate advantage of their position with the Firm, (iii) avoid abusing their position of trust and responsibility, and (iv) mitigate and, to the fullest extent possible, avoid any actual or potential conflicts of interest with clients.

This Code of Ethics should be read in conjunction with the Compliance Manual, and any predefined terms listed in this Code will have the same meanings attributed to them in the Manual.

High ethical standards are essential for the success of Angel Oak and to maintain the confidence of clients. The objective of this Code of Ethics is to subject all business dealings and securities transactions undertaken by Access Persons, whether for clients or for personal purposes, to the highest ethical standards. Angel Oak expects its employees to premise their conduct on fundamental principles of openness, integrity honesty and trust. Angel Oak is of the view that its long-term business interests are best served by adherence to  the principle that clients’ interests come first.

In meeting its fiduciary responsibilities to its Advisory Clients and Investors, Angel Oak expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Angel Oak. Compliance with the provisions of the Code of Ethics shall be considered an important condition of employment with Angel Oak. The Firm’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing in the investment community could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to Angel Oak’s Advisory Clients. Employees are urged to seek the advice of the Chief Compliance Officer, for any questions about the Code of Ethics or the application of it to individual circumstances. Employees should also understand that a material breach of the provisions of the Code of Ethics may constitute grounds for disciplinary action, including termination of employment or relationship with Angel Oak.

The provisions of the Code of Ethics are not all-inclusive. Rather, they are intended as a guide for your conduct. In those situations there might be uncertainty as to the intent or purpose of the Code of Ethics, employees should consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code of Ethics only in those situations when it is clear that the interests of Angel Oak’s clients have not and/or will not be inappropriately affected. All questions arising in connection with personal securities trading should be resolved in favor of the Advisory Client—even at the expense of the interests of the Firm or its Access Persons.

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II.	STATEMENT OF POLICIES

A.	Confidentiality

Angel Oak employees are expected to honor the confidential nature of company, Advisory Client and Investor affairs. Information designated as confidential shall not be communicated outside Angel Oak, other than to advisors consulted on a confidential basis and shall only be communicated within Angel Oak on a “need to know” basis. Angel Oak employees must avoid making unnecessary disclosure of any material nonpublic information about issuers of securities or internal information concerning Angel Oak and its business relationships and must use such information in a prudent and proper manner in the best interests of Angel Oak and its clients. Angel Oak has adopted a separate Privacy Policy, with which all Angel Oak employees are expected to be familiar.

B.	Level of Care

Employees are expected to represent the interests of Angel Oak, its Advisory Clients and Investors in an ethical manner and to exercise due skill, care, prudence, and diligence in all business dealings, including, but not limited to, compliance with all applicable federal securities and other applicable laws and regulations and to avoid illegal activities and other conduct specifically prohibited to its employees. Accordingly, employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Advisory Client (a) to defraud or mislead an Advisory Client or Investor, (b) to engage in any act, practice or course of conduct that operates or could operate as a fraud or deceit upon an Advisory Client or Investor, or (c) to engage in any manipulative practice with respect to an Advisory Client or Investor or securities (such as price manipulation). Angel Oak places a high value on ethical conduct and challenges its employees to live up to its ethical ideal, not merely obey the letter of the law.

C.	Fiduciary Duties

Angel  Oak and  its  affiliates  are  fiduciaries  with  respect  to  its  Advisory  Clients  and Investors.  As such, all Angel Oak personnel have the following fiduciary duties:

1.	At all times to place the interests of Angel Oak Advisory Clients and Investors before their own and not to take inappropriate advantage of their positions, and

2.
To conduct themselves in a manner that will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility. Conflicts of interest can arise in many ways. Conflicts of interest may arise where Angel Oak or its employees have reason to favor the interests of one Advisory Client over another Advisory Client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not compensated as such, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons, etc.). Favoritism of one Advisory Client or Investor over another that would constitute a breach of fiduciary duty is strictly prohibited.

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III.	POLICIES AND PROCEDURES

In recognition of Angel Oak’S fiduciary obligations to its Advisory Clients and Angel Oak’S desire to maintain its high ethical standards, Angel Oak has adopted the personal trading restrictions and requirements described below to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by Angel Oak or securities holdings of Advisory Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Advisory Client.

Angel Oak’s goal is to allow its employees, or Access Persons, to engage in personal securities transactions while protecting its Advisory Clients, Angel Oak and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for employees and Access Persons (as applicable) of Angel Oak. If there is any doubt as to the propriety of any activity, employees should consult with the Chief Compliance Officer or his or her designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for Angel Oak and may offer guidance on securities laws and acceptable practices, as they may change from time to time. The Chief Compliance Officer may rely upon the advice of outside legal counsel or third-party compliance consultants, as deemed necessary.

IV.	APPLICABILITY OF CODE OF ETHICS

A.	Personal Accounts of Access Persons. This Code of Ethics applies to all accounts in which an Access Person has any beneficial ownership and to all accounts maintained by or for:

1.	Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

2.	Any family member living the same household as the Access Person;

3.	Any accounts over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

4.
Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

5.	Any trust or other arrangement of which the Access Person or any member of the Access Person’s immediate family sharing the same household as the Access Person is a beneficiary; and

6.
Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greate beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

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Upon receipt of this Code, each Access Person will be required to provide a comprehensive list of all personal accounts or holdings to Angel Oak’s Chief Compliance Officer on an initial and periodic basis per Exhibit 4 and Exhibit 5 attached hereto, as further described in Section VI below.

B.
Access Person as Trustee. A personal account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.

C.	Other Persons:

1.
Personal Accounts of Other Access Persons. A personal account of an Access Person that is managed by another Access Person is considered to be a personal account only of the Access Person who has a beneficial ownership in the personal account. The account is considered to be a client account with respect to the Access Person managing the personal account.

2.
Solicitors/Consultants. Non-employee Solicitors or consultants are not subject to this Code of Ethics unless the Solicitor/consultant, as part of his or her duties on behalf of Angel Oak, (i) makes or participates in the making of investment recommendations for Angel Oak’S clients, or (ii) obtains information on recommended investments for Angel Oak’s Advisory Clients.

3.	Client Accounts. A client account includes any account managed by Portfolio Personnel of Angel Oak, which is not a personal account.

D.	Rescission

Notwithstanding any prior receipt of approval of a transaction in a personal account, the Chief Compliance Officer and/or the Managing Partners will review all such transactions(s) at their earliest convenience, and they reserve the right to cancel any transaction(s) upon review. For example, after reviewing any transaction where an Advisory Client and an Access Person have effectively traded the same security in close proximity to each other, the Chief Compliance Officer may determine that in order to avoid even the appearance of impropriety, the Access Person’s transaction must be cancelled or any profits gained or losses avoided may be owed to the Advisory Client(s) even though all compliance requirements had been met.

V.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

The trading restrictions and reporting requirements in this section have been approved by the management of Angel Oak. Angel Oak does not currently trade in instruments that are typically available to be held in an individual’s personal trading account and, as discussed below, the Firm does not currently maintain a Restricted List. However, all  Angel Oak Access Persons are expected to act in accordance with the guidelines set forth in the Code, and should Angel Oak’s trading strategy change in future, all Access Persons would be required to adhere to the limitations of the Restricted List.

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A.
General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her personal account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section V. Generally,

1.
No Access Person may directly or indirectly purchase or sell (long or short) for any Personal Account any shares of a security that is on Angel Oak’s “Restricted List” whenever such a Restricted List is in use. As the instruments Angel Oak currently trades in are not typically available for investment by individuals in their personal accounts, the Firm does not currently maintain a Restricted List. If, however, its trading strategy changes in the future, a security generally would be admitted to the Restricted List when purchased or sold in any Advisory Client account, and restricted to be traded in an Access Person’s personal account for three (3) business days. The Firm has determined that a 3-day waiting period would be sufficient to evidence personal account transactions do not conflict with Firm transactions. The Restricted List may also include securities which some form of research activity has commenced.

2.
No Access Person may directly or indirectly purchase or sell (long or short) for any personal account any shares of a security that the Access Person knows will be, or currently is being, recommended for purchase or sale or is being purchased or sold for the account of any Advisory Client until such time as all of Angel Oak’s Advisory Clients have completed their purchases or sales and after any specified waiting period, as defined by the Restricted List. The CCO will be responsible for monitoring and eliminating in advance any possible “front- running” be reviewing each Access Person’s personal account trades with the timing if Advisory Client transactions.

3.	No Access Person may knowingly purchase or sell for any personal account any security, directly or indirectly, in such a way as to adversely affect an Advisory Client’s transactions.

4.
No Access Person may use his or her knowledge of Advisory Client transactions to cause any personal account to profit from the market effect of such transactions (or give such information to a third person who may so profit, except to the extent necessary to execute such Advisory Client transactions).

5.
No Access Person may purchase any security in an initial public offering (“IPO”) or in a private offering conducted pursuant to Section 4(2) or 4(6) of the Securities Act of 1933 or Regulation D thereunder for any Personal Account. Pre- clearance will generally be granted if no client account owns the underlying security.

B.
Pre-clearance of Transactions in Personal Account. An Access Person must obtain the prior written approval of the Chief Compliance Officer before engaging in ANY of the restricted transactions set forth in Section A, above. Any such transactions should be pre-cleared in accordance with the pre-clearance procedures set forth below:

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1.
A request for pre-clearance may be made electronically via ComplianceELF or by completing the Pre-Clearance Form in advance of the contemplated transaction. A Sample Pre-Clearance Form is attached hereto as Exhibit 2.

2.
Any approval given under this paragraph will remain in effect for up to seven (7) business days of the approval date marked by the CCO on the Pre-Clearance Form. Good-until-cancelled trade orders are not permitted.

3.
The CCO maintains a record of all pre-clearance requests in ComplianceELF. It is important to note that, in addition to required pre-clearance of typical transactions in a personal account, an Access Person shall not acquire any beneficial ownership in any limited offering (which includes U.S. or offshore private investment funds as well as private equity  and venture capital opportunities), and shall not acquire securities through an initial public offering, unless the Chief Compliance Officer has given prior written approval. In  all cases, the Chief Compliance Officer (who may consult with outside legal counsel or third-party consultants) will determine whether approval should be given.

4.	The CCO will note the date of the trade on the Pre-Clearance Form and, for sales, will also note the original purchase date for the shares sold.

Note: The CCO has designated the Chief Risk Officer (“CRO”) to act under this Code of Ethics in his or her absence or unavailability. On such occasions, the CRO shall have the same authority as the CCO under this Code of Ethics. In addition, the CCO shall submit his or her personal trading Pre-Clearance Forms to the CRO, and the CRO shall submit his or her personal trading Pre-Clearance Forms to the CCO for review and approval in accordance with the procedures described above.

C.
Short Sales. An Access Person shall not engage in any short sale of a security if, at the time of the transaction, any Advisory Client account managed by Angel Oak has a long position in such security.

VI.	REPORTING REQUIREMENTS

All  Access Persons  are  required  to  submit  to  the  Chief  Compliance  Officer  (subject  to  the applicable provisions of Section VII. below) the following reports:

A.
Initial Holdings Report. Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within ten (10) days of the date that such person is hired, or became an Access Person that meets the following requirements:

1.
The report must disclose all of the Access Person’s current Reportable Securities holdings with the following content for each Reportable Security in which the Access Person has any direct or indirect beneficial ownership:

(a)	title and type of reportable security;
(b)	ticker symbol or CUSIP number (as applicable);
(c)	number of shares;

ANGEL OAK CAPITAL ADVISORS, LLC

(d)	principal amount of each reportable security.

2.	The report must disclose the name of any broker, dealer or bank with which the Access Person maintains a personal account and the date upon which the report was submitted.

3.	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

4.	The date on which the report was submitted.

5.	Access Persons should submit the above information via ComplianceELF use the form of Initial Holdings Report contained in Exhibit 2 to this Code of Ethics.

Please note that an Access Person may submit the form of Initial Holdings Report as shown in Exhibit 3 and meet all requirements above by attaching copies of their statements to the form and signing.

B.
Annual Holdings Report. Access Persons must also provide an Annual Holdings Report of all current reportable securities holdings no later than 45 days from year-end (the “Annual Holding Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is December 31. From a content perspective, such Annual Holdings Report must comply with the requirements of Section VI.A.(1)(2), and (3) above. Access Persons should use ComplianceELF or the form of Annual Holdings Report contained in Exhibit 4 to this Code of Ethics. Please note that the above requirements can be met by simply attaching year-end statements to the form and signing.

C.
Quarterly Transaction Reports. Access Persons must also provide quarterly securities transaction reports for each transaction in a Reportable Security, unless duplicate statements are sent to the CCO. Any provided quarterly transaction reports must meet the following requirements, which can be met by uploading copies of all brokerage statements to the appropriate page in ComplianceELF or else by completing and signing the form attached as Exhibit 4:

1.	Content Requirements – Quarterly transaction report must include:

²	date of transaction;
²	title of Reportable Security;
²	ticker symbol or CUSIP number of Reportable Security (as applicable);
²	interest rate or maturity rate (if applicable);
²	number of shares;
²	principal amount of Reportable Security;
²	nature of transaction (i.e., purchase or sale);
²	price of reportable security at which the transaction was effected;
²	the name of broker, dealer or bank through which the transaction was effected;
²	the date upon which the Access Person submitted the report.

ANGEL OAK CAPITAL ADVISORS, LLC

2.	Timing Requirements. Access Persons must submit a quarterly transaction report no later than thirty (30) days after the end of each quarter.

3.	Access Persons should use the form of quarterly transaction report provided in ComplianceELF or Exhibit 5 to this Code of Ethics.

VII.	EXCEPTIONS FROM REPORTING REQUIREMENTS/ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS

This Section sets forth exceptions from the requirements of Section VI. set forth above. All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section. Accordingly, the following will be exempt only from the pre- clearance requirements of Section IV.:

A.
No Initial, Annual or Quarterly Transaction is required to be filed by an Access Person with respect to securities held in any personal account over which the Access Person has no discretion over (i.e. a financial advisor-traded account, an investment club, etc.);

B.
Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan  (although  holdings need to be included on Initial and Annual Holdings Reports);

C.
Quarterly Transaction Reports are not required if the report would  duplicate information contained in broker trade confirmations or account statements that Access Person has already provided to the Chief Compliance Officer; provided, that such broker trade confirmations or account statements are provided to the Chief Compliance Officer within 30 days of the end of the applicable calendar quarter. Additionally, Access Persons may have their broker(s) setup electronic feeds from their personal trading accounts to ComplianceELF to assist the CCO with the responsibility to monitor. This paragraph has no effect on an Access Person’s responsibility related to the submission of Initial and Annual Holdings Reports.

1.	Access Persons that would like to avail themselves of this exemption should:

(a)	Ensure that the content of such broker confirms or account statements for any Personal Account meet the content required for Quarterly Transaction Review Reports set forth in Section VI.C. above; and

(b)	Inform the Chief Compliance Officer that you would like to avail yourself of this compliance option and provide the Chief Compliance Officer with the following for each of your Personal Accounts:

²	name of institution;
²	address of institution;
²	name of contact at institution;
²	Identification numbers for personal accounts held at institution;
²	name of personal accounts held at institution.

ANGEL OAK CAPITAL ADVISORS, LLC

2.	The Chief Compliance Officer will then work with you to arrange for completing and sending the form of letter attached to this Code of Ethics as Exhibit 6 to the institutions in question.

VIII.	GIFTS, ENTERTAINMENT AND CONTRIBUTIONS

Angel Oak is of the view that its employees (and their family members) should not accept (in the context of their business activities for Angel Oak) excessive benefits or gifts. Giving  and receiving of cash is strictly forbidden. Modest gifts and benefits, which would not be regarded by others as improper, may be accepted on an occasional basis. An employee should not accept any gifts or benefits that might influence the decisions that he or she must make in business transactions involving Angel Oak, or that others might reasonably believe would influence those decisions. As such, all employees are required to notify the Chief Compliance Officer of any such benefit or gift with a value in excess of $350 (i.e., if foreign, then US equivalent), irrespective of face value (e.g., a sporting  event  playoff ticket with  a face value of $75 but a reasonably estimated market value of $500 would need to be reported). Dinners or other meals need not be reported. However, notification of such dinners or other meals must be provided to the CCO via a Microsoft Outlook calendar invite prior to the event. Employees may report gifts, entertainment and contributions to the CCO, or via the form of notification provided herein as Exhibit 7. The Chief Compliance Officer, at his or her discretion, may require, among other things, that any such gifts are returned or that the third party be compensated (by the employee) for the value of the benefit received.

This reporting requirement also applies to entertainment which exceeds the aforementioned threshold per person, when any Access Person is being entertained by any person or entity doing business with Angel Oak or an Access Person entertains any person(s) who does business with the Firm.

No gifts, meals or entertainment of any value may be provided to government officials or their immediate family members  by Angel Oak or  any Access Persons without the prior written approval of the Chief Compliance Officer.

If the Chief Compliance Officer identifies circumstances where an employee’s receipt of gifts becomes so frequent or extensive so as to raise any question of propriety, the Chief Compliance Officer will review the facts of the situation and may rely upon the advice of legal counsel or third-party consultants. Gifts from third parties that are received by Angel Oak as a firm, and not any one individual, are excluded from this policy unless deemed excessive by the Chief Compliance Officer (in which case the Chief Compliance Officer may opt to reject the gift(s)).

The Chief Compliance Officer will maintain a log of gifts, selected meals, and entertainment. The Chief Compliance Officer will monitor the log to ensure adherence to this Code of Ethics and identify the potential for conflicts of interest or the appearance thereof. The Chief Compliance Officer has the authority to determine whether a gift, meal or entertainment is inappropriate and whether it must be returned or repaid.

This benefits/gifts policy is for the purpose of helping Angel Oak monitor the activities of its employees. However, the reporting of a gift or entertainment does not relieve any Access Person from the obligations and policies set forth in this Section or anywhere else in this Code of Ethics. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the Chief Compliance Officer.

ANGEL OAK CAPITAL ADVISORS, LLC

IX.	PAY-TO-PLAY

“Pay-to-Play” is the practice of making political contributions and related payments to elected officials or candidates in order to influence the awarding of advisory contracts for management (i.e. public pension plans, or other government investment accounts). The SEC has charged investment advisers that engage in pay-to-play practices because such practices compromise a firm’s fiduciary obligation to put client interests first and treat all clients in a fair and equitable manner (no preferential treatment to a single client).

SEC Rule 206(4)-5 prohibits Angel Oak from receiving compensation, either directly or indirectly, for providing advisory services to a government client within two (2) years of any contribution made by Angel Oak or any of its employees to an elected official or candidate in a position to influence the investment activities of the government client. The Rule generally applies to state and/or local officials where Angel Oak conducts its business activities, and not with respect to federal officials. However, there is a de minimis provision that permits employees to make contributions of up to:

²	$350 per election per candidate where the contributor is entitled to vote, and
²	$150 per election per candidate where the contributor is not entitled to vote without triggering the two-year timeout.

Due to the restrictions put in place by the SEC’s rule, employees will be required to have all political contributions pre-approved (as to the amount and recipient, but not based on political party) by the CCO and report all political contributions at least quarterly to the CCO via ComplianceELF in order to effectively monitor any employees engaging in pay-to-play practices.

X.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

In addition to other provisions of this Code of Ethics and  Angel Oak’s Compliance Manual, Access Persons should note that Angel Oak has a duty to safeguard material non-public information about securities/investment recommendations provided to (or made on behalf of) Advisory Clients. As such, Access Persons generally should not share such information outside of Angel Oak. Notwithstanding the foregoing, Access Persons and Angel Oak may provide such information to persons or entities providing services to Angel Oak, Advisory Client or the Funds where such information is required to effectively provide the services in question.

Examples of such are:

²	brokers;
²	accountants or accounting support service firms;
²	custodians;
²	transfer agents;
²	bankers; and
²	lawyers

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If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by Angel Oak, please see the Chief Compliance Officer.

XI.	ELECTRONIC COMMUNICATIONS AND SOCIAL NETWORKING

A.	Electronic Communications

It is Angel Oak’s policy that all firm communications, including communications with Advisory Clients and Investors, will always be professional in nature. In addition, employees are expected to comply with the policies listed below.

1.
All Firm and Advisory Client or Investor related electronic communications must be on the Firm’s systems and the use of personal email addresses and other personal electronic communications for Firm, Advisory Client or Investor communication is prohibited.

2.	If a form of communication lacks a retention method, then it is prohibited from use by the Firm to conduct business or to communicate with Advisory Clients or Investors.

3.
Emails and any other electronic communications relating to Angel Oak’s advisory services, Advisory Client and Investor relationships will be maintained and monitored by the CCO on a periodic basis through the sampling of emails and any other electronic communications, as set out in the Compliance Manual.

4.	No employees may utilize the use of text messaging to communicate with Advisory Clients or Investors, or conduct business for or on behalf of Angel Oak.

B.	Social Networking

Employees are prohibited from discussing or conducting Angel Oak’s business in chat rooms, blogs, wikis, list serves and other web-enabled links, social networking sites (i.e., LinkedIn, Facebook, MySpace, Twitter, etc.) and in any other online media. These sites are allowed for personal networking and may not be used for any business related purposes. The following guidelines must be followed:

1.	The site must be used solely for personal networking and not for soliciting Advisory Client or Investors, or for conducting Firm business.

2.	All information listed on the site must be limited to factual data, limited to your name, title, and contact information and may not contain any other information about Angel Oak.

3.	Employees cannot put any marketing content on the site.

4.	Employees may not provide or receive a recommendation or referral to or from any other person on the site with respect to the investment management services provided by Angel Oak.

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5.	Employees may not use the email or messaging function on any site to conduct business or to solicit or communicate with Advisory Clients or Investors.

XII.	WHISTLEBLOWER AND ANTI-RETALIATION POLICY

Angel Oak has adopted this Code which requires its personnel to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. It is the responsibility of all personnel to comply with this Code and to report violations or suspected violations in accordance with the “Whistleblower Policy.”

A.	Reporting Violations

If you know of or suspect a violation of applicable laws or regulations, the Code, or any of Angel Oak’s related policies, you must immediately report that information to the CCO.

Alleged misconduct includes, but is not limited to:

•	Allegations of breach of confidentiality
•	Theft
•	Fraud
•	Misappropriation or misuse of funds or securities
•	Forgery
•	Unsuitable investments
•	Misrepresentation
•	Unauthorized trading
•	Other inappropriate financial dealings

B.	Investigations of Suspected Violations

All reported violations will be promptly investigated by the CCO. The CCO will document the investigation and any remedial actions taken. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

C.	Anti-Retaliation

No director, officer or employee or other personnel who in good faith reports a violation shall suffer harassment, retaliation or adverse employment consequence. An employee who retaliates against a person who has reported a violation in good faith is subject to discipline up to and including termination of employment.

XIII.	OVERSIGHT OF CODE OF ETHICS

A.	Reporting

Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer who must report it to the executive management of Angel Oak. All employees are required to promptly report any violation of this Code of Ethics they become aware of to the Chief Compliance Officer or, in the event the violation involves the Chief Compliance Officer, to the Chief Risk Officer or the Managing Partners. Angel Oak expects Access Persons who violate this Code of Ethics to report their own violations, especially if a violation is inadvertent or of a technical nature

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B.	Review of Transactions

Each Access Person's transactions in his or her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by  Angel Oak for Advisory Clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Chief Compliance Officer who must report them to the executive management of Angel Oak.

C.	Sanctions

The executive management of Angel Oak, with advice from outside legal counsel, at its discretion, shall consider reports made to management and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action that management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors). These  sanctions  may  include, among other things, disgorgement of profits, suspension or termination of employment with Angel Oak, or criminal or civil penalties.

XIV.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

XV.	ACKNOWLEDGMENT

All Access Persons are required to provide Angel Oak with a written acknowledgment of his or her receipt of this Code and any amendments, attached hereto as Exhibit 1.

ANGEL OAK CAPITAL ADVISORS, LLC

CODE OF ETHICS
 ACKNOWLEDGEMENT

(Initial applicable acknowledgement.  If you are a new Employee, initial both sections.)

______	1.	I hereby acknowledge receipt of the most recent amendment to the Code of Ethics dated.

______	2.	Annual Acknowledgement

I have read and understand the Angel Oak Capital Advisors, LLC Code of Ethics. I agree to comply in all respects with all policies and procedures contained therein and hereby certify that I have to date complied with such procedures except for [check one box]:

☐	None	☐ See detail attached.

I also certify that (i) all my personal securities transactions will be effected in compliance with the requirements of the Code of Ethics and (ii) I have instructed all brokerage or other firms where I maintain an investment account to supply duplicate copies of my confirmations and monthly and quarterly account statements to the Chief Compliance Officer.

☐  (check if not applicable)

I also certify that I have never been found civilly liable for, nor criminally guilty of, insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

Date:___________________________                                          ____________________________
                                                                                                                   (Signature)

 _____________________________
                                                                                                                  (Print Name)

   COMPLIANCE RECEIPT:

    Name:___________________

Date: ___________________

Exhibit 1-1

ANGEL OAK CAPITAL ADVISORS, LLC – EXHIBIT 2

PRE-CLEARANCE FORM FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF ACCESS PERSONS

Access Persons must complete this Pre-clearance Form prior to engaging in certain personal transactions as set forth in the  Angel Oak’s Code of Ethics.  Access Persons should complete Sections (1), (2), (3), (4),(5) and (6) below and submit this pre-clearance form to the Chief Compliance Officer.  Section (7) will be completed by the Chief Compliance Officer.

(1)	Reason for Pre-Clearance Request

The Access Person is submitting this pre-clearance request because proposed investment is: (check all that apply – more than one may apply):

______	Proposed purchase or sale involves a limited offering (i.e., private placement, restricted stock, etc.)

______	Other investment or sale (as all Access Person transactions are required to be pre- cleared)

(2)	Investment Information

Name of Issuer and Ticker (if applicable):_______________________________

CUSIP Number (if applicable):________________________

The Issuer can best be characterized as (please check one):

☐ Common Stock	☐ Restricted Stock
☐ Preferred Stock	☐ Private Placement
☐ Corporate	☐ Restricted Stock
☐ Government Debt (non-Federal)	☐ Other:________

(3)	Transaction Information

Transaction involves a (check one):	☐ Buy ☐ Sell ☐ Short Sell

                    Quantity:_________________________________
Estimated Price:____________________________Broker/Dealer        (if
any):____________________________________ Ban
k where securities will be held:_________________
Account No.:______________________________

(4)	Conflict of Interest Information

Access Persons should provide any additional factors that they believe are relevant to a conflict of interest analysis (if any):
_______________________________________________________________________________________________

_______________________________________________________________________________________________

_______________________________________________________________________________________________

Exhibit 2-1

ANGEL OAK CAPITAL ADVISORS, LLC – EXHIBIT 2

(5)	Evaluation of Advisory Client Conflicts

a.	The investment is not currently held by or under consideration for purchase or disposition by any Advisory Client.

Initials of Access Person _____                                           Date_______________

b.
If the above listed investment is not currently held by or under consideration for any Advisory Client and the investment is of limited availability, indicate the primary reason(s) why you believe it is not an appropriate investment for such Advisory Clients.

________	Investment is too risky
________	Advisory Client is already fully exposed to issuer or industry
________	Investment by the Advisory Client would cause it to exceed or violate its investment policies
________	Insufficient available or unfavorable information about the issuer
________	Other:

                                 Initials of Access Person______Date

(6)	Representation and Signature

By executing this form, I represent that my trading in this investment is not based on any material non-public information.  I understand that pre-clearance will only be in effect for three
(3) days from the date of the Chief Compliance Officer's signature.

 Access Person’s Name (please print)

 Access Person’s Signature                                                              Date

(7)	Disposition of Pre-Clearance Request

     ☐ Request Approved                         ☐ Request Denied

                   Chief Compliance Officer                                                                   Date

Exhibit 2-2

ANGEL OAK CAPITAL ADVISORS, LLC – EXHIBIT 3

ANGEL OAK CAPITAL ADVISORS, LLC INITIAL HOLDINGS REPORT FOR ACCESS PERSONS

Name of Access Person: _______________________

Date of Submission of Report:___________________

In connection with my new status as an Access Person at Angel Oak, the following sets forth all of my holdings in reportable securities (as defined in Section V.B of Angel Oak’s Code of Ethics) that are held in my Personal Accounts (as defined in Section IV.A of Angel Oak’s Code of Ethics).

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer Or Bank Where Securities Are Held

OR

               No holdings in reportable securities (as defined in Angel Oak’s Code of Ethics)

The undersigned Access Person certifies that all information contained in this report is true and correct as of______, 20 (which must be a date within 45 days that this report is submitted to the Chief Compliance Officer).

Name of Access Person

Signature of Access Person

Date

COMPLIANCE RECEIPT:

    Name:___________________

Date: ___________________

Exhibit 3-1

ANGEL OAK CAPITAL ADVISORS, LLC – EXHIBIT 4

ANGEL OAK CAPITAL ADVISORS, LLC ANNUAL HOLDINGS REPORT FOR ACCESS PERSONS

Name of Access Person:  ____________________________

Date of Submission of Report: ________________________

The following sets forth all of my holdings in reportable securities (as defined in Angel Oak’s Code of Ethics) that are held in my Personal Accounts as of December 31 (the “Annual Holdings Certification Date”).

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer Or Bank Where Securities Are Held

OR

               No holdings in reportable securities as of the Annual Holdings Certificate Date.

The undersigned Access Person certifies that all information contained in this report is true and correct as of         , 20 (which must be a date within 45 days of the Annual Holdings Certificate Date).

Name of Access Person

Signature of Access Person

Date

COMPLIANCE RECEIPT:

   Name:___________________

   Date: ___________________

Exhibit 4-1

ANGEL OAK CAPITAL ADVISORS, LLC – EXHIBIT 5

ANGEL OAK CAPITAL ADVISORS, LLC QUARTERLY TRANSACTION REPORT FOR ACCESS PERSONS

Name of Access Person: _________________________________

Date of Submission of Transaction Report: ___________________

The following sets forth all of the transaction in reportable securities (as defined Angel Oak’s Code of Ethics)  made  in  my  Personal  Accounts  for  the  quarter  beginning  on_____and  ending  on
                        .

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer Or Bank Where Securities Are Held

OR

_____     No transactions in reportable securities (as defined in Section V.B of Angel Oak’s Code of Ethics)

The undersigned Access Person certifies that all information contained in this report is true and correct as of (check appropriate):

December 31, 20
March 31, 20
June 30, 20
September 30, 20

Name of Access Person

Signature of Access Person

Date

COMPLIANCE RECEIPT:

Name:___________________

Date: ___________________

Exhibit 5-1

ANGEL OAK CAPITAL ADVISORS, LLC – EXHIBIT 6

[DATE]

[INSERT NAME OF BROKER]
[INSERT ADDRESS]

Re: [NAME OF EMPLOYEE]/Account No(s). [____________]

To Whom This May Concern:

As the Chief Compliance Officer for Angel Oak Capital Advisors, LLC, I am aware that [NAME OF BROKER] executes and clears transactions for the purchase or sale of securities for the account of [NAME OF EMPLOYEE] (the “Employee”).

In accordance with our compliance procedures, I hereby request that duplicate copies of all trade confirmation statements and monthly account statements with respect to the above-referenced account(s) held by our Employee be sent to my attention at the following address:

Angel Oak Capital Advisors, LLC
3060 Peachtree Road, Suite 1080
Atlanta, GA 30305
Attn.: Tina Patel, Chief Compliance Officer

Please feel free to call me at 404-953-4905 should you have any questions.

            Best regards,

Angel Oak Capital Advisors, LLC

Name:
Title: Chief Compliance Officer

I hereby authorize [NAME OF BROKER] or its representatives to send duplicate copies of all trade confirmation statements and monthly account statements with respect to my account(s) held with [NAME OF BROKER] to my employer,  Angel Oak, at the above-listed address.

Signature of Employee

Name:

Exhibit 6-1

ANGEL OAK CAPITAL ADVISORS, LLC – EXHIBIT 7

NOTIFICATION OF BENEFITS/GIFTS AND ENTERTAINMENT GIVEN OR RECEIVED FROM THIRD PARTIES IN EXCESS OF $350

Instructions: Certain benefits and/or gifts and entertainment greater than $350 in value to be given or received from a third party must be reported to the Chief Compliance Officer (pursuant to the guidelines provided herein). Complete this form as applicable and provide an executed copy of the completed form to the Chief Compliance Officer.

    _________________________________________________________________________________________________________
Employee Giving or Receiving Gift or Entertainment

   _________________________________________________________________________________________________________
Third Party Involved

   _________________________________________________________________________________________________________
Name of Advisory Client(s) Involved

   _________________________________________________________________________________________________________
Date Gift or Entertainment Given or Received

   _________________________________________________________________________________________________________
Identify Gift/Entertainment and Estimate Value

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

__________________                                                                     ______________________
(Date)                                                                                                     (Signature)

______________________
                                                                                                                    (Print Name)

COMPLIANCE RECEIPT/ACKNOWLEDGEMENT:

______________________
Name:

Date: __________________

Exhibit 7-1